Exhibit 10.4

AMENDMENT NO. 3 TO LICENSE & OPTION AGREEMENT

THIS AMENDMENT NO. 3 TO LICENSE & OPTION AGREEMENT (“the Amendment”) is made and entered into this 16th day of October, 2003 (the “Amendment Effective Date”) by and between GENESOFT PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 7300 Shoreline Court, South San Francisco, CA, USA 94080 (“GS”) and LG LIFE SCIENCES, LTD., a corporation organized under the laws of the Republic of Korea, having its principal place of business at LG Twin Tower, 20 yoido-dong, Youngdungpo-gu, Seoul, 150-721, Republic of Korea (“LGLS”). LGLS and GS may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS:

LGLS and GS entered into the License and Option Agreement on October 22, 2002 (“License Effective Date”) and amended said License and Option Agreement by Amendment No. 1 thereto on November 21, 2002 and Amendment No. 2 thereto on December 6, 2002 (as amended, the “License”);

The License sets forth the terms by which LGLS grants to GS the sole and exclusive license to use, import, package, sell, and offer for sale Products within the Field in the Territory, and the exclusive right to use the Trademarks in the Territory in conjunction with the use or sale of the Products;

The License further sets forth the terms by which LGLS agrees to supply to GS Final Product or Active Pharmaceutical Ingredient (“API”); and

The Parties now seek to amend the License to conform its terms to the terms by which Final Product is to be supplied to LGLS under the supply agreement entered into between LGLS and SB PHARMCO PUERTO RICO, INC. and its affiliates (“GLAXO” or “GSK Supply Agreement”) on February 26, 2003 and to revise certain other terms set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:

1.	Section 1.13 shall be deleted in its entirety and replaced with the following revised paragraph:

“Fully Burdened Cost of Manufacture” means: *****.

2.	Section 1.32 shall be revised to define “Product” as follows:

“Product” means any compound containing Gemifloxacin as an active ingredient, including API and Final Product.

3.	A new Section 1.39 shall be inserted to define “Obsolete Materials” as follows:

*	Confidential Treatment has been requested for the marked portions.

“Obsolete Materials” mean any Materials ordered at the request of GS that will become obsolete as a result of (i) the expiration or termination of the GSK Supply Agreement or (ii) changes in Final Product Specifications and/or the changes in labeling and packaging.

4.	A new Section 1.40 shall be inserted to define “Materials” as follows:

“Materials” mean all material except API used in the manufacture, storage, and shipment of Final Products.

5.	A new Section 1.41 shall be inserted to define “Long Lead Time Materials” as follows:

“Long Lead Time Materials” means *****.

6.	A new Section 1.42 shall be inserted, which defines “Second Source Supplier” as follows:

“Second Source Supplier” means a contract manufacturer, which is retained to produce API in the event of an interruption to LGLS’s supply, and which has an existing manufacturing plant suitable for the production of API.

7.	A new Section 1.43 shall be inserted, which defines “Adverse Event” as follows:

“Adverse Event” shall have the meaning; ascribed to the term “adverse drug experience” by the FDA in 21 CFR 310.305(b).

8.	A new Section 1.44 shall be inserted, which defines “‘Serious Adverse Event” as follows:

“Serious Adverse Event” shall have the meaning ascribed to the term “serious adverse drug experience” by the FDA in 21 CFR 310.305(b).

9.	A new Section 1.45 shall be inserted to define “Non-Commercial Use” as follows:

“Non-Commercial Use” means any use of a Product by GS, which is non-commercial in nature, including but not limited to the distribution of samples, use in clinical trials, pre-Launch compassionate use, and any other use from which GS derives no direct commercial benefit.

10.	Section 5.1 shall be deleted in its entirety and replaced with the following revised text:

5.1	General.

(a)	Intent of the Parties. The intent of the Parties is that:

(i)    between the Effective Date and until the expiration or termination of the GSK Supply Agreement, (including any renewal periods thereof, the “Initial Period”), LGLS shall supply to GS, and GS shall exclusively purchase from LGLS, all of GS’s requirements of Final Product according to the Final Product Specifications, and

*	Confidential Treatment has been requested for the marked portions.

(ii)    following the expiration or termination of the Initial Period and until the expiration or termination of this Agreement (“Remaining Period”), LGLS shall supply to GS, and GS shall exclusively purchase from LGLS, all of GS’s requirements of API in bulk form according to the API Specifications.

(b)    Terms and Conditions. The terms and conditions by which LGLS shall supply GS and GS shall purchase from LGLS Final Product or API, as applicable, pursuant to Section 5.l(a) are set forth in this Article 5.

(c)    Manufacturing Site Change.

(i)    Prior to the expiration or termination of the Initial Period, GS shall

(A) select and contract with a Third Party to conduct final finish and fill operations at a facility operated by such Third Party during the Remaining Period to produce Final Product from API supplied by LGLS pursuant to Section 5.1(a)(ii); provided, however, that GS shall have no liability to LGLS for costs or damages resulting from the performance or failure of performance by such Third Party, except to the extent that such costs or damages result from the negligence or willful misconduct of GS, and the agreement with such Third Party shall contain provisions, enforceable by LGLS as a third party beneficiary, pursuant to which such Third Party agrees to indemnify and hold LGLS harmless from and against claims made against LGLS as a result of the negligence or willful misconduct of such Third Party; and

(B) obtain all necessary Regulatory Approvals for the engagement of such Third Party to so produce such Final Product.

(ii)    The commencement of such finish and fill operations at such facility operated by such Third Party in accordance with such Regulatory Approvals so obtained is referred to in this Amendment as the “Manufacturing Site Change”.

(iii)    Within ***** (the “Plan Preparation Period”) following the execution of this Amendment, GS shall, subject to the approval of LGLS, which approval shall not be unreasonably withheld, complete the preparation of a plan (as so completed and approved, the “Manufacturing Site Change Plan”) for effecting the Manufacturing Site Change and obtaining the Regulatory Approvals for doing so. Promptly following the Plan Preparation Period, GS shall begin implementation of the Manufacturing Site Change Plan. Until such time as the Manufacturing Site Change occurs, GS shall advise LGLS in writing no less frequently than ***** as to the status of the implementation of the Manufacturing Site Change Plan.

(iv)    GS shall use ***** to cause the Manufacturing Site Change to occur on or before the date of expiration or termination of the Initial Period, and LGLS shall provide such assistance as GS reasonably requests to cause such Manufacturing Site Change to so occur.

*	Confidential Treatment has been requested for the marked portions.

(d)    Assured Inventory Levels.

If, at any time during the Initial Period, GS and LGLS mutually agree in their reasonable discretion that it is unlikely that the Manufacturing Site Change will occur on or before the date of expiration or termination of the Initial Period and/or that the actual capacity of the facility contemplated by the Manufacturing Site Change will be less than its rated capacity and/or that the delivery times of Final Product from such contemplated facility will not be in accordance with the scheduled delivery times previously agreed by GS and LGLS, and that a shortage of Final Product inventory will thereby occur in respect of projected sales of Final Product following such date as set forth in GS’s then most recent forecast (the amount of such shortage as initially forecasted and adjusted from time to time in accordance with the procedures set forth below being the “Missed Manufacturing Site Change Shortage”), then LGLS shall use commercially reasonable efforts to undertake any combination of the following actions in order to avoid any such shortage:

(i)    (A) negotiate with GLAXO to extend the term of the GSK Supply Agreement and (B) so extend such term, provided that if such term is so extended, then the Initial Period shall be extended for the same length of time as the GSK Supply Agreement is so extended,

(ii)    (A) cause GLAXO to increase its production of Finished Product during the Initial Period by the amount of the Missed Manufacturing Site Change Shortage and (B) require GS to purchase such Missed Manufacturing Site Change Shortage according to the terms and conditions of this Article 5.

The Missed Manufacturing Site Change Shortage shall be initially calculated before June 30, 2004 by forecasting the combined influence of the anticipated delay or supply shortfall and other related factors agreed to by the parties. Thereafter, the Missed Manufacturing Site Change Shortage shall be adjusted from time to time as LGLS and GS may agree to account for the actual experience with such factors through the passage of time and revisions to the initial assumptions of the Parties regarding the extent and duration of the problem.

11.	Section 5.2 shall be deleted in its entirety and replaced with the following:

Supply Price.

(i)    The supply price for Final Product provided by LGLS to GS during the Initial Period until June 30, 2004, shall be equal to *****.

(ii)    The supply price for Final Product provided by LGLS to GS, following June 30, 2004 and the expiration or termination of any renewal or extension periods to the GSK Agreement, shall be equal to *****.

(iii)    The supply price for API provided by LGLS to GS during the Remaining Period, shall be equal to *****. In the event that there is an interruption in LGLS’s supply of API for any reason, which continues uncured for more than *****, then GS shall have the right to procure an alternative source of supply for the duration of the interruption (“Second Source”).

*	Confidential Treatment has been requested for the marked portions.

Notwithstanding the foregoing, GS shall only have the right to procure a Second Source in the event that the interruption arises with respect to a supply order quantity, which is less than or equal to ***** of the quantity anticipated by GS in the most recently updated forecast, immediately preceding the submission of the supply order. LGLS shall have the opportunity to resume its supply of API upon the elimination or resolution of the events causing the interruption; provided that, however, LGLS shall not resume its role as the exclusive supplier until GS is able to negotiate a termination of its purchase obligations with the Second Source Supplier. LGLS shall be responsible for any expenses incurred in excess of the price set forth herein, including any expenses related to the termination of any agreement with the Second Source Supplier; provided, however, that LGLS shall not be responsible for such excess expenses to the extent that such interruption is due to the negligence or willful malfeasance of GS.

12.	Section 5.4 shall be deleted in its entirety and replaced with the following:

Specifications.

5.4.1    LGLS warrants that the Final Product it supplies hereunder during the Initial Period shall meet the Final Product Specifications, and shall have been manufactured in accordance with all applicable laws and regulations including, without limitation, then-current Good Manufacturing Practice (“cGMP”) standards. LGLS further warrants that the API comprising Final Product supplied hereunder and the API supplied hereunder in bulk form shall meet the API Specifications.

5.4.2    If, during the Initial Period, GS requests LGLS to make changes to the Final Product Specifications or the labeling and packaging, then LGLS shall initiate such changes and GS shall be responsible for the costs incurred by LGLS in making such change, including without limitation, the cost of any change requested in order to maintain the Specifications or packaging and labeling in conformity with the Final Product’s drug application filed with the FDA, applicable cGMPs, and applicable regulatory acts or legal requirements (including, without limitation, with respect to any of the materials used in the Final Product), not generally applicable to the manufacture of pharmaceutical products or types of dosage forms (e.g., blister packs or sterile vials). GS retains the right and responsibility for Regulatory Approvals of the Final Product Specifications.

5.4.3    During the Initial Period, GS shall provide to LGLS, at GS’s sole cost and expense, camera-ready artwork for the Final Product Specifications as approved for each market, relating to graphics. GS shall bear all artwork costs and expenses incurred as a result of any revision to the Final Product Specifications.

5.4.4    During the Initial Period, GS shall pay for Obsolete Materials in the amount of *****; provided, however, that to the extent that such Obsolete Materials are solely attributable to LGLS’s ordering quantities of materials in excess of quantities necessary to fulfill volumes projected in the Nonbinding Forecast, GS shall not be required to pay for such Obsolete Materials.

*	Confidential Treatment has been requested for the marked portions.

13.	Section 5.5 shall be deleted in its entirety and replaced with the following paragraphs set forth below:

Purchase Order and Forecasting.

5.5.1    During the Initial Period, GS shall provide to LGLS a nonbinding projection of ***** of the anticipated volumes of each Final Product for each market to be ordered by GS pursuant to Section 5.5.3 below. GS shall provide such projections to LGLS on ***** during the Initial Period; provided that GS shall provide to LGLS the first such report no later than *****.

5.5.2    On or before *****, GS shall place a firm order for the amount of Final Product produced to Final Product Specifications which incorporates ***** of API. With GS’s permission, LGLS may request that GLAXO order Long Lead Time Materials to fulfill such firm order, subject to GS obtaining any required Regulatory Approval from the FDA. LGLS shall have no responsibility for lost Long Lead Time Materials due to FDA delays or requirements, and GS shall pay for such Long Lead Time Materials regardless of any FDA delay or requirement relating to the Final Product.

5.5.3    All subsequent supply orders for the delivery of Final Product, submitted prior to the expiration or termination of Initial Period, shall specify the aggregate volumes of Final Product ordered for each market and the delivery date, and each such supply order shall be submitted to LGLS not less than ***** prior to the delivery date on which GS has requested shipment pursuant to such supply order; provided that, however, in the event that GS purchases long lead time materials (as defined in Article I and Section 2.4(c) of the GSK Supply Agreement), then such supply orders shall be submitted to LGLS not less than ***** prior to the requested delivery date for each such supply order. GS shall submit ***** supply orders for the aggregate Final Product volumes for each market, which volumes shall be equivalent to the minimum order quantity for each Final Product in a particular market. The minimum order quantity shall be *****.

5.5.4    LGLS shall not be obligated to produce more than ***** in 2003, unless on or before *****, GS submits an additional supply order for Final Product to be manufactured in 2003, for delivery on or before *****. Such order shall be for *****.

5.5.5    Upon the commencement of the Remaining Period, GS shall provide to LGLS a non-binding forecast of the quantities of API to be manufactured during the ***** period. This forecast shall be updated by GS on or before ***** of each ***** for the following *****. Within ***** after the receipt of such forecast, LGLS shall provide to GS a good faith non-binding forecast of the Fully Burdened Cost of Manufacture of the supply of API forecasted by GS for the *****.

5.5.6    Notwithstanding the foregoing, GS shall use ***** to provide LGLS with supply orders for the delivery of Final Product or, upon the commencement of the Remaining Period, API, within the following dates:

In *****, GS shall provide its supply orders for delivery during the *****;

*	Confidential Treatment has been requested for the marked portions.

In *****, GS shall provide its supply orders for delivery during the *****;

In *****, GS shall provide its supply orders for delivery during the *****; and

In *****, GS shall provide its supply orders for delivery during the *****.

GS shall issue each supply order to LGLS at least ***** prior to the delivery date on which GS has requested LGLS to ship pursuant to each such supply order.

14.	Section 5.6 shall be deleted in its entirety and replaced with the following paragraph:

Delivery.

5.6.1    During the Initial Period, all Final Product shall be shipped FCA GLAXO’s manufacturing facility located at Road 172 Km 9.1, Bo. Certenejas, Cidra, Puerto Rico (as defined in the INCOTERMS, 2000 edition, published by the International Chamber of Commerce, TCC Publication 560), except with regard to title and risk of loss. LGLS shall arrange for pickup from the facility by a freight forwarder, and title and risk of loss with respect to Final Product shall pass to GS upon pick up of the Final Product by the carrier or freight forwarder at the facility. LGLS agrees, in accordance with GS’s reasonable written instructions, to arrange for shipping and insurance to such locations as are requested by GS, at the expense of GS. During the Remaining Period, the Parties agree that API shall be shipped Ex Works (“EXW”), as such term is defined in INCOTERMS 2000, in which case, title and all risks of loss or damage to the API shall remain with LGLS until the API is delivered to the carrier for shipment at the EXW point, at which time title and all risks of loss or damage shall transfer to GS. During the term of this Agreement, GS shall promptly reimburse LGLS for the cost of any duties incurred in conjunction with the delivery of the Final Product, and any insurance purchased at the request of GS to cover any risks of loss to GS arising from shipment.

5.6.2    The initial supply order for Final Product shall be delivered by *****, and the delivery date for all subsequent supply orders shall be the later to occur of (a) the date set forth in the applicable supply order, or (b) the date that is ***** after LGLS’s receipt of the applicable supply order; provided that, however, the delivery of Product purchased under the initial Product supply order shall be contingent upon (i) preliminary indication of artwork and NDC number for GS on or before *****, (ii) LGLS obtaining NDA approval for the Product from the FDA on or before *****; and (iii) GS delivering final artwork specifications to LGLS on or before *****. In the event of any delays regarding the delivery of the initial Product supply order, which arise as a result of the failure to meet any of the foregoing contingencies, LGLS shall not be obligated to deliver the initial Product purchase order until *****. Products shall be delivered in the volumes set forth on the applicable supply order, plus or minus ***** due to normal production variances and waste.

5.6.3    GS shall pay and otherwise be responsible for all applicable sales taxes in connection with any payment made by GS related to Final Product and/or API by LGLS pursuant to this Agreement.

*	Confidential Treatment has been requested for the marked portions.

15.    Sections 5.7.1, 5.7.2, 5.7.3, and 5.8.2 shall be amended to insert “or API Specifications, as applicable” immediately following the words “Final Product Specifications, as applicable to whether Final Product or API is being sold.”

16.    Sections 5.9.1 and 5.9.2 shall be deleted in their entirety.

17.    Section 5.9.3 shall be amended to delete both references “to GS’s premises.”

18.    Section 5.9.4 shall be amended to delete “pursuant to this Article 5” and to replace it with the phrase “pursuant to Section 5.5.2 and delivered to GS pursuant to Section 5.6.2.”

19.    A new Section 5.9.5 shall be added, which shall state as follows:

During the Initial Period, on or before *****, LGLS shall provide to GS an accounting and reconciliation statement, showing the difference between LGLS’s actual cost of manufacture and supply of the Final Product and the estimated cost invoiced and paid by GS for such manufacture and supply during the period *****. In the event that LGLS’s actual cost for such manufacture and supply exceeds the cost paid by GS during such period, LGLS shall invoice GS for the difference in cost, and GS shall pay such invoice within ***** after receipt thereof. In the event that the cost paid by GS for such manufacture and supply during such period exceeds LGLS’s actual cost, LGLS shall credit GS for such difference and apply such credit toward future costs. LGLS shall provide a similar accounting and reconciliation statement within ***** following the expiration or termination of the Initial Period for the period *****, and LGLS shall invoice or reimburse GS for any difference in costs, accordingly. Upon the reasonable request of GS within ***** following GS’s receipt of an accounting and reconciliation statement under this Section 5.9.5, LGLS shall allow GS to review LGLS’s documentation to support the accounting and reconciliation statement. Notwithstanding the foregoing, any reconciliation of costs by GS under this Section 5.9.5 shall be subject to the terms and conditions of this Agreement, including Section 5.2.

20.    Section 5.10 shall be deleted and revised as follows:

Release Certificate. LGLS shall provide to GS with each delivery of Final Product or API a Release Certificate, a Certificate of Analysis, and a Certificate of Compliance signed by a responsible person duly authorized by LGLS or GLAXO to certify the quality of Final Product or API delivered, each in a form reasonably acceptable to GS. The Release Certificate shall, inter alia, state that the results of the agreed upon testing procedures are in compliance with the Final Product or API Specifications as well as any additional applicable requirements of Regulatory Authorities. Without limiting the foregoing, unless expressly agreed by the Parties all Final Products or API supplied hereunder shall meet all release criteria established by the FDA or EMEA with respect to such Final Product or API.

21.    Section 5.11 shall be revised to replace the term “Final Product” with the term “API.”

22.    A new Section 5.13 shall be added, along with a new Schedule 10.2 attached hereto, which shall state as follows:

*	Confidential Treatment has been requested for the marked portions.

Quality. The Parties have agreed to adopt certain manufacture and control procedures for API Production, which are set forth in Schedule 10.2 attached hereto.

23.    A new Section 7.1.3 shall be added to state as follows:

During the Initial Period and prior to the release of Final Products, LGLS shall ensure that the Final Product is tested in accordance with the testing procedures outlined in the Specifications and shall provide to GS a Certificate of Analysis and batch summary for each batch of the Final Products.

24.    Section 7.4 shall be amended to add to the end of the paragraph the following:

Upon receipt of any information from GLAXO regarding an Adverse Event, LGLS shall provide, or cause GLAXO to provide, written notice to GS of the occurrence of the Adverse Event as soon as possible, but (i) no later than twenty-four (24) hours following its receipt of information concerning a possible Serious Adverse Event and (ii) no later than forty-eight (48) hours following its receipt of information of a possible Adverse Event that is not a Serious Adverse Event.

25.    Section 7.5.5 shall be amended to add the following:

LGLS shall further have the obligation to immediately notify GLAXO of the recall, and to cause GLAXO to cooperate with LGLS and GS in administering the recall as the Parties require.

26.    A new Section 7.7 shall be inserted, which states the following:

Deviation Reports. If during the manufacture or other handling of a Final Product by GLAXO, (i) the process or analytical limits vary from the typical or established report ranges, release guidelines, or release limits, (ii) Specifications or cGMPs were not followed in the production of the Products, or (iii) the Products fail to conform to Specifications, then LGLS shall provide to GS, or cause GLAXO to provide to GS, the written report detailing such deviation (“Deviation Report”) prepared by GLAXO, along with all supporting documentation. The Deviation Report shall be attached to, and shall accompany, copies of all relevant batch records. Any batch or shipment of Final Product that is the subject of a nonconformity or a Deviation Report shall not be shipped to GS, unless otherwise directed by GS, or, if such Final Product was shipped and is held in stock by GS, then it shall be given a “Hold” or “Unpassed” status and shall not be released into the passed inventory of GS until GS has completed any investigations related to such Products and approved the disposition of the Final Product. GS shall provide written instructions to LGLS regarding the destruction of any nonconforming Final Products. The cost of destruction and the replacement cost of Final Product *****.

27.    A new Section 7.8 shall be inserted, which states the following:

*	Confidential Treatment has been requested for the marked portions.

Product Complaint. LGLS shall provide, or cause GLAXO to provide prompt written notification to GS of, any complaints of which GLAXO becomes aware relating to any Final Product, including, without limitation, those complaints which implicate GLAXO’s manufacturing or other processes.

28.    A new Section 7.9 shall be inserted, which states the following:

Regulatory Inspections. During the period that any Glaxo facility is engaged in the manufacture, packaging, generation, storage, testing, treatment, holding, transportation, distribution, release, or other handling or receiving of Final Product distributed or to be distributed by GS and LGLS is notified that any such Final Product or facility will be subject to inspection, LGLS shall promptly advise, or cause GLAXO to advise, GS of such inspection.

29.    A new Section 7.10 shall be inserted which states the following:

Audit and Inspection. During the period that any Glaxo facility is engaged in the manufacture, packaging, generation, storage, testing, treatment, holding, transportation, distribution, release, or other handling or receiving of Final Products distributed or to be distributed by GS, in the event of an Adverse Event associated with any Final Product or any proposed or actual inspection by the FDA or other governmental body of such Glaxo facility, or upon request by GS reasonably related to compliance by such Glaxo facility with applicable cGMP standards, LGLS shall promptly arrange for an audit and inspection of the portions of such GLAXO facility or facilities. All audits shall be conducted by an independent third party, who is selected by LGLS upon the prior written approval of GS and copies of all audit results shall be provided to GS, which results shall be treated as GLAXO confidential information, pursuant to the Confidential Disclosure Agreement, dated January 24, 2003 and entered into between GLAXO and GS. GS shall be responsible for the cost of all audits conducted as a result of a GS request; provided, however, if the audit reveals any items of material non-compliance with applicable cGMP standards which is found to have caused such Adverse Event, then LGLS shall be responsible for the payment of all costs of such audit.

30.    A new Section 7.11 shall be inserted, along with a new Schedule 10.3 attached hereto, which shall state as follows:

FDA Guaranty. LGLS has provided to GS a guaranty, attached hereto as Schedule 10.3, that the Products supplied to GS shall not be adulterated or misbranded as of the date of shipment or delivery so as to thereby not be in compliance with the Federal Food, Drug, and Cosmetic Act.

31.    The phrase “Notwithstanding Section 8.1 hereinabove” should be inserted at the beginning of Section 8.2.

32.    Sections 8.3, 8.4 and 8.5 shall be deleted and revised as follows:

8.3    Infringement or Misappropriation of Intellectual Property Rights. If either Party learns of an infringement or threatened infringement of the LGLS Patents or GLAXO Patents, or of a misappropriation of LGLS Know-How, GLAXO Know-How or GS Know-How, in any

state or country of the Territory in which exists a colorable cause of action for infringement, including patent infringement or provisional rights, or for misappropriation of trade secrets, it the Party first learning of or discovering the alleged infringement or misappropriation shall promptly notify the other Party in writing and shall provide the other Party with all information reasonably available to the notifying Party evidencing such infringement or threatened infringement, or of such misappropriation. Upon such notice, the parties shall in good faith consult in an effort to determine whether a reasonably prudent owner or licensee of intellectual property would institute litigation to enforce the rights at issue in light of all relevant business, economic, and legal factors (including the projected cost of litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer or other potential defendant, the possibility of counterclaims against LGLS or GS, the diversion of LGLS’s or GS’s human and economic resources, the impact of any possible adverse outcome on LGLS or GS and the effect any publicity might have on LGLS’s or GS’s respective reputations and goodwill).

If GS has standing, GS shall have the right, but not the obligation, to bring, defend and maintain any appropriate suit or action, or commence settlement negotiations with an alleged infringer, or other potential defendant, for abatement of the infringement or threatened infringement of the LGLS or GLAXO Patents, or of the misappropriation of LGLS Know-How, GLAXO Know-How or GS Know-How, in any state or country of the Territory, at GS’s sole expense. If GS lacks such standing and requests LGLS to join GS as a party in such suit or action in order for GS to bring such an action, LGLS shall execute all papers and perform such other acts as may be reasonably requested by GS, at GS’s expense. LGLS shall have the right to participate in any such suit or action using independent counsel, at its sole expense. Any amount recovered by GS as a result of such suit or action shall first be applied to reimburse each of the Parties, pro rata, for any costs or expenses incurred in bringing, defending and maintaining any such action. The balance (the “Net Recovery”) shall be for the sole benefit of GS. The Net Recovery shall be considered “Net Sales” with respect to the calendar quarter in which payment to GS was received, and royalties shall accordingly be paid on the amount of the Net Recovery exclusively at the rate(s) specified in Section 10.3, below. The Net Recovery shall be considered “Net Sales” for purposes of calculating annual Net Sales in accordance with Milestones 3 and 4 in Section 10.2, below.

If GS fails to initiate suit or action, or commence settlement negotiations with an alleged infringer, or other potential defendant, within 90 days after first notice of infringement or threatened infringement of the LGLS Patents or the GLAXO Patents, or of a misappropriation of LGLS Know-How, GLAXO Know-How or GS Know-How, or if having initiated such suit or action it thereafter diligently fails to prosecute such suit or action, LGLS shall have the right, but not the obligation, to bring, defend and maintain any appropriate suit or action for abatement of the infringement or threatened infringement, or of a misappropriation of LGLS Know-How, GLAXO Know-How or GS Know-How, at LGLS’s sole expense. If LGLS requests GS to join LGLS as a party in such suit or action, GS shall execute all papers and perform such other acts as may be reasonably requested by LGLS, at LGLS’s expense. GS shall have the right to participate in any such suit or action using independent counsel, at its sole expense. Any amount recovered by LGLS as a result of such suit or action shall first be applied to reimburse each of the Parties, pro rata, for any costs or expenses incurred in bringing, defending and maintaining any such action. The balance shall be divided equally between the Parties. The amount of any recovery, net of the amounts necessary to reimburse the Parties as provided above shall be considered “Net Sales” for purposes of calculating annual Net Sales in accordance with Milestones 3 and 4 in Section 10.2, below. If such recovery is apportioned by the court such that portions thereof are attributed to infringing activity in different calendar years, or if such apportionment of the recovery can otherwise be readily ascertained, then such apportionment shall govern as to the calendar year(s) in which Net Sales shall be deemed to have occurred for purposes of such Milestones. Otherwise, the amount of such recovery shall be apportioned equally over the number of calendar years in which infringement was found to have occurred (or in the event of a settlement, over the number of calendar years in which it was alleged to have occurred).

8.4    Third Party Claims. In the event a Third Party asserts a cause of action concerning alleged infringement of the Third Party’s patent by a Party, or in the event a LGLS Patent or GLAXO Patent is the subject of a legal action by a Third Party seeking declaratory relief, or is subject to an interference, inter partes reexamination or an opposition proceeding instituted by a Third Party, the Parties shall confer and determine whether to defend and how best to control the defense of any such Third Party action. If the Parties disagree whether a defense should be undertaken, then the party desiring to defend the action or proceeding, if such party has standing, may proceed with such defense, but shall be under no obligation to do so, and shall pay its own expenses. In the event the Parties agree that the Third Party action should be defended, such defense shall be controlled by GS with respect to the Territory and by LGLS with respect to outside of the Territory. In each such case, the other Party, if it has standing, shall have the right, at its own expense, to participate in such defense, and to be represented in any such Third Party action by counsel of its choice at its sole discretion. With respect to any such Third Party action, the Party entitled to control defense shall also have the right to control settlement of such Third Party action; provided, however, that no settlement shall be entered into without the written consent of the other Party, which consent shall not be withheld unreasonably. In any event, the Party first obtaining knowledge of such Third Party action shall immediately provide the other Party written notice of such and the related facts in reasonable detail, and the Party involved in defending any such Third Party action or proceeding, shall keep the other Party reasonably informed, in writing, of the progress of any such proceeding.

8.5    Ownership. Subject to Section 9.2, below, each Party shall have and retain sole and exclusive title to all inventions, discoveries and know-how which are made, conceived, reduced to practice or generated solely by its employees or agents in the course of or as a result of this Agreement. Each Party shall own an equal undivided interest in all such inventions, discoveries and know-how made, conceived, reduced to practice or generated jointly by the employees or agents of one Party and the employees or agents of the other Party. Notwithstanding the foregoing, inventorship of patentable inventions shall be in accordance with applicable patent law, and ownership of such patentable inventions shall be determined consistent with applicable law concerning inventorship and inventors’ obligation to assign.

8.5.1    Patent Filings for Joint Inventions. The Parties as joint owners of any joint invention shall jointly pay for the prosecution and maintenance of all Patents directed thereto. All information disclosed to either Party under this Section 8.5.1 shall be deemed to be

Confidential Information of the disclosing Party. In the event that a Party elects not to file or discontinues the prosecution or maintenance of any patents directed to a joint invention, then the other Party may, at its expense, choose to file or continue with the cooperation of the Party choosing not to proceed. A non-electing Party shall assign the Patents on joint inventions to the other electing Party, subject to a non-exclusive, royalty-free and irrevocable license to the non-electing Party under the Patent for the life of the Patent, unless it is determined that such an assignment could endanger the patent estate of the electing Party.

8.5.2    Further Assurances. Each party has or shall obtain appropriate written agreements from all of its respective employees and agents, without limitation and executed at or as of the commencement of employment or agency, which agreements shall require that all discoveries and inventions conceived or reduced to practice by any individual as a result of the employment or agency shall be promptly reported, fully disclosed, and assigned to the Party employing or otherwise hiring that individual. In the event a patent application is filed directed to the subject matter of the invention, any such assignment shall be promptly recorded in the appropriate patent office(s).

33.    A new Section 8.6 shall be inserted which states the following:

8.6    Covenants. In connection with any proceeding subject to Sections 8.3 or 8.4, neither Party shall enter into any agreement, settlement, or otherwise take any action that results in or constitutes an admission regarding (i) wrongdoing on the part of the other Party, or (ii) the validity, enforceability or absence of infringement of any intellectual property owned by the other Party, without the prior written consent of the affected Party. The Parties shall cooperate in good faith with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed, in writing, of all material developments in connection with any such claim, suit or proceeding.

34.    Sections 10.3 and 10.4 shall be deleted and revised as follows:

10.3    Royalty Payments. In addition to the foregoing license fee and milestone payments, commencing on *****.

10.4    Term of Royalty Obligations. GS’s obligation to make royalty payments pursuant to Section 10.3 shall commence *****.

35.    A new Section 13.7.5 shall be inserted, which states the following:

Obsolete Materials. Upon the end of the Initial Period, GS shall pay for Obsolete Materials in the possession of LGLS in accordance with the terms of Section 5.4.4 of this Agreement. Upon the request of CTS, LGLS shall deliver such Obsolete Materials to GS and shall transfer the title to such Obsolete Materials to GS, at GS’s expense. For the removal of doubt, this Section 13.7.5 applies to Obsolete Materials upon the end of the Initial Period and Section 5.4.4 applies to Obsolete Materials during the Initial Period.

36.    Section 13.9 shall be amended to include the following provisions, which shall survive upon expiration or termination of the License: Sections 7.8 and 7.9.

*	Confidential Treatment has been requested for the marked portions.

37.    Section 14.4 shall be deleted and revised to state as follows:

Insurance.

14.4.1.    One week prior to the first delivery of Final Product and for a period of ***** after the expiration or termination of this Agreement, each Party shall obtain, and thereafter maintain, at its sole cost and expense, product liability insurance in amounts which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities in a country or countries in the Territory in which Regulatory Approval for sale of a Product is obtained, provided that such reasonable and customary product liability insurance is available in such particular country or countries in the territory. Such product liability insurance shall insure against all liability arising as a result of activities completed or permitted under this Agreement (including, without limitation, liability for personal injury, physical injury, and property damage). The Parties expressly agree that, for the period commencing as of the Effective Date and ending as of the first anniversary of the Effective Date, the reasonable and customary amount of product liability insurance shall be construed to be as follows: primary coverage in the amount of *****. The Parties further agree that these amounts of coverage shall be re-evaluated on an annual basis within thirty (30) days prior to the anniversary of the Effective Date, and that this Section 14.4.1 shall be amended accordingly as necessary. During the Initial Period, GLAXO shall he named as an additional insured on all policies arising under this Section 14.4.1.

14.4.2    GS further agrees that it shall obtain and maintain during the Initial Period general liability insurance in the total coverage amounts of *****, which shall insure against bodily injury, property damage, personal injury, and advertising injury claims, which are covered under the policy. LGLS agrees that it shall obtain and maintain during the term of this Agreement general liability insurance in the minimum primary coverage amount of *****, which shall insure against bodily injury, property damage, personal injury, and advertising injury claims, which are covered under the policy. The Parties further agree that these amounts of coverage shall be re-evaluated on an annual basis within thirty (30) days prior to the anniversary of the Effective Date, and that this Section 14.4.2 shall be amended accordingly as necessary. During the Initial Period, GLAXO shall be named as an additional insured on all policies arising under this Section 14.4.2.

14.4.3    Each Party shall provide written proof of the existence of such insurance to the other Party promptly upon request.

38.    In Section 15.2, add the phrase “, acts of terrorism” after the word “war”.

Except as is expressly provided herein, the License, along with any and all prior amendments thereto, shall remain in full force and effect.

*	Confidential Treatment has been requested for the marked portions.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by the proper officers as of the Amendment Effective Date.

GENESOFT PHARMACEUTICALS, INC.		LG LIFE SCIENCES, LTD.

By:	/s/ David B. Singer	By:	/s/ Heung Joon Yang

Its:	Chairman and CEO	Its:	President and CEO

Schedule 10.2

Quality Agreement

OBJECTIVE OF THE AGREEMENT

This agreement covers the manufacture and control procedures for API production made by LG Life Sciences (LGLS) for Genesoft Pharmaceuticals Inc. (Genesoft). *****

The following table defines the Quality & Technical representatives from both LGLS and Genesoft:

LGLS Representative	Genesoft Representative

Name: Mr. Yong-Jae Lee

Title: QA Team Head, General Manager

LG Life Sciences, Ltd.

Address: 601 Yongjei-dong, Iksan City

Chunbuk-do 570-350, Korea

Tel: 82-(0)63-830-4270 (office)

82-(0)19-484-1618 (mobile) Fax:

82-(0)63-830-4204

e-mail: yjleeb@lgls.co.kr

Mr. Lewis Michaels Genesoft Pharmaceuticals, Inc. 7300 Shoreline Court South San Francisco, CA 94080 Tel: (650) 837-1802 Email: lmichaels@genesoft.com

*	Confidential Treatment has been requested for the marked portions.

Schedule 10.3

Guaranty

The article comprising each shipment or other delivery hereafter made by LG LIFE SCIENCES, LTD. (“LGLS”), a corporation organized and existing under the laws of the Republic of Korea, having its principal place of business at LG Twin Tower, 20 yoido-dong, Youngdungpo-gu, Seoul, 150-721, Republic of Korea, to, or in the order of, GENESOFT PHARMACEUTICALS, INC. (“GS”), a Delaware corporation having its principal place of business at 7300 Shoreline Court, South San Francisco, CA, USA 94080, is hereby guaranteed, as of the date of such shipment or delivery, to be, on such date, not adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act (the “Act”), as amended, and not an article which may not, under the provisions of Section 505 or of the Act, be introduced into interstate commerce.

This Guaranty shall be governed, construed, and interpreted under the laws of the State of California, USA, without regard to conflict of laws principles, and shall not be assigned by either party except upon the prior written consent of the other party or upon the merger or acquisition of all or part of the assets of GS. This Guaranty shall be binding and inure to the benefit of the successors and permitted assigns of the Parties, and any assignment not in accordance with this Guaranty shall be void.

This Guaranty is signed and executed on this the 27th day of February, 2003 (the “Effective Date”) and shall remain in effect until the final expiration date of the last of the unexpired Final Product, which is supplied or delivered to GS by LG, pursuant to the Supply Agreement between LGLS and SB PHARMCO PUERTO RICO, INC., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, having its principal office at Road 172, KM 9.1/Bo. Certenejas, Cidra, Puerto Rico 00739, dated as of February 26, 2003.

By:	/s/ Soon-Jae Park

Printed Name:	Soon-Jae Park, Ph.D.
Title:	Vice President
Address:	LG LIFE SCIENCES, LTD. LG Twin Tower 20 yoido-dong, Youngdungpo Seoul, 150-721, Republic of Korea